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Exhibit 10.4

SUPPORT SERVICES AGREEMENT

        This SUPPORT SERVICES AGREEMENT ("Agreement") is made and entered into effective as of August 7, 2000. This parties to this Agreement are Midwest Generation LLC, a Delaware limited liability company ("Customer") and Midwest Generation EME, LLC, a Delaware limited liability company ("Supplier"). Each of Customer and Supplier is sometimes referred to herein individually as a "Party" and they are collectively designated as the "Parties."

RECITALS

A.
Customer wishes to retain Supplier to render Support Services (as more particularly defined in Exhibit A attached hereto) or other services as may be agreed by the parties pursuant to Section 2(b) hereof ("Additional Services") (collectively, the "Services") in connection with Customer's business of developing and operating electric power production facilities.

B.
Supplier represents that it is qualified for such work and wishes to provide such Services.

TERMS AND CONDITIONS

        In consideration of the promises set forth herein, and other good and valuable consideration, and with the intent to be legally bound, the Parties agree as follows:

1.    Agreement Term.    This Agreement shall commence as of the effective date set forth above and shall terminate in accordance with the provisions hereof.

2.    Scope of Services.

(a)
The Customer and the Supplier agree that Support Services can be more efficiently provided on a centralized basis. Supplier shall staff positions necessary to provide to provide Support Services. Customer shall to change its requirements for Support Services from time to time, which changes shall take effect within 15 days after Supplier's receipt of written notice from Customer of such changes.

(b)
In addition to the Support Services provided under Section 2(a) hereof, Customer and Supplier may from time to time contract for the performance of additional services ("Additional Services). Such Additional Services shall be described in task orders ("Task Orders") issued by Customer's representative to Supplier in a form similar to that shown in Exhibit B attached. Each Task Order shall be sequentially numbered, and shall describe the specific scope of desired Additional Services to be performed, the schedule requirements for completion of such Additional Services, the specific documents, reports, drawings, specifications, or other deliverables required by the Task Order, and the fixed price (or other basis of compensation) for the completion of such Additional Services.

        Customer's Representative.    Fred McCluskey is hereby designated as Customer's representative for the Support Services. The individual that executes and issues a Task Order to the Supplier is hereby designated as Customer's representative for the Additional Services to be performed under the subject Task Order.

3.    Compensation and Payment.

(a)
The costs of the centralized Support Services provided by Supplier hereunder shall be segregated by functional area of services. Invoices for Support Services shall show such costs broken down by cost type.

(b)
As consideration for providing the services described under Paragraph 2(b), Customer shall compensate Supplier for the Additional services in the amount and manner specified in the applicable Task Order.

(c)
Supplier agrees that the compensation set forth in this Agreement (with respect to Support Services) or in the applicable Task Order (with respect to Additional Services) (in each case including reimbursable expenses, if any) constitutes Supplier's entire compensation in connection with such Services, that no other cost liability rests with Customer, and that all indirect labor costs of each employee including but not limited to salary premiums; worker's compensation, medical, dental, salary continuance, life, or other insurance; and vacation, sick leave, and holiday pay are the sole responsibility of Supplier.

(d)
Supplier's direct expenses are defined as the out-of-pocket, non-labor costs incurred as a direct result of providing Support Services or Additional Services. Direct expenses include such items as transportation, meals, and lodging while out of town; administrative costs for printing, binding, or reproduction of documents; and professional services such as laboratory testing and analysis. All direct expenses for Support Services and, except as may be otherwise provided in an applicable Task Order, all direct expenses for Additional Services, shall be reimbursable at actual cost.

(d)
Supplier shall issue monthly invoices for all Support Services and Additional Services performed under this Agreement (except to the extent that a particular Task Order provides for compensation on a lump sum fixed price basis). Invoices shall be in a form satisfactory to Customer and shall be supported by such documents as Customer may reasonably request. Customer shall have the right at any time to review the detailed charges that support the monthly invoices. If Supplier is working on multiple Task Orders, the monthly invoices shall show the actual hours allotted to each Task Order. Supplier shall also submit to Customer an itemization (supported by receipts) of direct project expenses in form and detail reasonably acceptable to Customer, on a periodic (no more than monthly) basis. Customer shall reimburse all expenses within thirty days of Customer's receipt of Supplier's invoice. All such itemizations shall reference the Task Order number to which such expenses apply.

(d)
Invoices rendered under this Agreement shall be due and payable within ten (10) days of receipt by Customer. In the case of a dispute over amounts invoiced by Supplier, Customer shall pay the undisputed portion of the invoice in full and promptly notify Supplier of such dispute and the reasons therefor. Promptly after receipt of such a notice, the Parties shall consult together with a view to resolving the dispute, failing which either Party may seek resolution of the dispute in accordance with Paragraph 23. Any amounts owing to either Party under this Agreement which are not paid within thirty (30) days after the due date shall accrue interest at a rate equal to the lesser of (i) one and one-half percent (1.5%) per month or (ii) the maximum rate allowed by law.

5.    Insurance.    Supplier and Customer waive all rights against each other and their directors, officers, partners, agents, subcontractors, and employees for damages covered by insurance during and after the completion of the Services.

6.    Warranty.    Supplier shall perform the Services with the degree of care, skill and diligence normally provided by other professionals engaged in similar services. In addition, Supplier's performance of the Services shall be in accordance with applicable law and consistent with Supplier's professional knowledge and judgment. If any of the Services do not conform to the above standards, Customer's exclusive remedy shall be to require Supplier to re-perform such non-conforming Services at no additional cost to Customer; provided that Customer notifies Supplier of such error within one year after completion of the Services. If Supplier fails to commence re-performance of the Services within thirty (30) days of its receipt of Customer's request for re-performance and thereafter diligently to prosecute such re-performance to completion, Customer shall have the right to hire a third party to perform such non-conforming Services and Supplier shall be required to reimburse Customer for all reasonable costs incurred by Customer in connection with the performance of such Services which are in excess of amounts owed to Supplier, subject to the limits of Supplier's liability set forth below.

7.    Taxes; Audit.    Supplier shall pay (i) all withholding taxes with respect to any employees of Supplier and (ii) all taxes with respect to the compensation received by Supplier hereunder. Supplier shall indemnify, protect, defend and hold harmless Customer from all taxes and fees, penalties and interest thereon, payable by Supplier. Supplier shall assist Customer as may be reasonably required in Customer's claim for any exemption, deduction or other tax treatment.

        Supplier shall maintain complete and accurate records in connection with this Agreement and all transactions related thereto and all such records shall be maintained for at least two years after the term of this Agreement. During the term of this Agreement and for two years thereafter, Supplier shall make its books and records available to Customer and its duly authorized representatives for inspection and audit at Supplier's regular place of business and during normal business hours to the extent necessary to verify the amounts claimed and to verify compliance with laws.

8.    Termination/Modification.    Customer may terminate this Agreement with or without cause upon fourteen days prior written notice to Supplier. In the event this Agreement is terminated, Customer shall pay for the portion of the Services performed through the date of termination (determined, if necessary, on a pro rata basis), as well as any other amounts due and payable to Supplier as of the date of termination and, upon such payment, Customer shall have no further obligation to Supplier. Following any notice of termination, Supplier shall fully cooperate with Customer in all matters relating to the winding up of its pending Services on behalf of Customer and the orderly transfer of any such pending Services to such other persons as may be designated by Customer. Upon termination of this Agreement, Supplier shall deliver to Customer all Work Product and other information received from Customer. Customer's rights and remedies under this Paragraph 8 shall in no way limit Customer's rights as set forth in Paragraph 6 above or as otherwise provided by law.

9.    Force Majeure.    If either Party is prevented or delayed in performing its duties hereunder (other than Customer's duty to compensate Supplier hereunder) due to an event of Force Majeure, the time provided for performance by such Party shall be extended for a period equal to the period by which its performance was prevented or delayed by Force Majeure. "Force Majeure" shall mean an event outside a Party's reasonable control, which event such Party is unable to prevent or provide against by the exercise of reasonable diligence, and shall include, but not be limited to, acts of God or the public enemy, war, insurrection, riot, civil commotion, fire, flood, explosion, hurricane, tornado, epidemic, earthquake, strikes and other labor disputes and changes (after execution of this Agreement) in applicable laws, regulations and orders of governmental authorities. The extension arising from a Force Majeure shall only be granted if notice is given by the Party requesting a delay to the other Party within ten days of such Party's discovery of the event constituting a Force Majeure.

10.    Rights in Work Product.    Except as set forth immediately below, Supplier hereby grants to Customer, and Customer hereby accepts, the entire right, title and interest of Supplier in and to the Work Product and to all copyrights, trade secrets, and other proprietary rights therein or based thereon. Supplier reserves to itself the right to use the Work Product in connection with the rendering of services to other customers. "Work Product" shall mean all data, documentation, software and information, in whatever form, first produced or created by or for Supplier, or provided to or by Supplier as a result of or related to the performance of the Work. Supplier and Customer agree that if the Work Product or any portion thereof is copyrightable, it shall be deemed to be a "work made for hire," as such term is defined in the Copyright Laws of the United States.

        Supplier hereby grants to Customer, and Customer hereby accepts, a non-transferable, perpetual, irrevocable, royalty-free, fully paid-up, worldwide and nonexclusive right and license to use the Background Work in connection with its use of the Work Product. "Background Work" shall mean all data, documentation, software and information, in whatever form, not first produced or created by or for Supplier as a result of or related to the performance of the Services, but included in or with or necessary for the use of the Work Product or any portion thereof. Anything else in this Agreement notwithstanding, Supplier shall retain any of its proprietary rights in and to the Background Work.

11.    Independent Contractor.    In performing its duties hereunder, Supplier shall act solely as an independent contractor and not as an agent, partner, joint venturer or employee of Customer or its affiliates. Supplier shall not represent to third persons that Supplier's status with respect to Customer is anything other than that of an independent contractor. Supplier shall not have any express or implied right or authority to assume or create any obligations on behalf or in the name of Customer or to bind Customer to any contract or undertaking with any other person, nor shall Supplier represent that it has such authority. Supplier and its employees and agents shall not be entitled to any Customer fringe benefits and hereby expressly waive any claim or right any may have against Customer arising out of the operation of any applicable workers' compensation law.

12.    Confidentiality.    In connection with the Services, Customer may disclose and make available to Consultant certain of its files, documents and information regarding its projects and its policies and procedures, as well as other related information. This information (hereinafter called the "Confidential Information") is secret and proprietary to Customer, and Customer desires to keep such Confidential Information confidential. Supplier shall not, without the prior written consent of Customer, publish or make accessible to any firm, corporation or any other person, any Confidential Information or use such Confidential Information (other than in connection with the Services); provided, however, no confidentiality obligation shall apply to any information (a) that is generally available to the public, (b) was already known to Supplier on a non-confidential basis on the day of receipt of such information, or (c) is subsequently disclosed to Supplier on an non-confidential basis by a third party not having a confidential relationship with Customer or its affiliates with respect to such information.

        Notwithstanding the foregoing, Supplier shall be free to disclose any Confidential Information to the extent and only to the extent (i) necessary in accordance with any applicable law and (ii) during the course of or in connection with any governmental investigation, arbitration or other proceedings or (iii) required or requested by any federal, state or local regulatory body or agency having jurisdiction. Prior to any disclosure pursuant to the preceding sentence, Supplier shall be required to give reasonable prior notice to Customer of such intended disclosure and, if requested by Customer and at Customer's expense, to use all reasonable efforts to obtain a protective order or similar protection for Customer.

13.    Representations.    Each Party hereto represents that it is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and that performance of this Agreement will not violate any law, permit, agreement or by-law to which it is subject.

14.    Notices.    All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to be duly given when personally delivered by a commercial messenger service, supported by a receipt of delivery, or when delivered by facsimile transmission supported by receipt. Unless a Party changes its address by giving notice to the other Party as provided herein, notices shall be delivered to the Parties at the addresses set forth below:

Midwest Generation, LLC One Financial Place 440 South LaSalle Street, Suite 3500 Chicago, IL 60605 Attention: General Counsel Fax: 312-583-4917	Midwest Generation EME, LLC 18101 Von Karman Ave., Suite 1700 Irvine, CA 92612 Attention: General Counsel Fax: 949-752-5624

15.    Subcontracting.    Supplier shall have the right to have any of the Services accomplished by subcontractors provided that the subcontractor is acceptable to Customer in its sole discretion. No subcontract shall in any way diminish the Supplier's obligations under this Agreement.

16.    Representation by Counsel.    Each Party hereto has had the opportunity to be represented by counsel in negotiation of the terms hereof and has received the advice of counsel to the extent desired by such Party with respect to the legal ramifications of signing this Agreement.

17.    Governing Law.    This Agreement and the obligations of the Parties hereunder shall be interpreted in accordance with and controlled by the laws of the State of California without regard to the rules concerning conflicts of law.

18.    Integration; Amendment.    This Agreement constitutes the entire agreement of the Parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations, or warranties other than those contained in this Agreement. This Agreement supersedes all prior communications, representations, or agreements, verbal or written, among the Parties relating to the subject matter hereof. Amendments to this Agreement shall not be valid unless evidenced in writing and executed by the Parties.

19.    Waiver.    No provision of this Agreement shall be deemed to have been waived unless such waiver is in writing signed by the waiving Party. No failure by any Party to insist upon the strict performance of any provision of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach, of such provision or of any other provision. No waiver of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement or a waiver of such provision with respect to any subsequent breach, unless expressly provided in writing.

20.    Attorney's Fees.    If any arbitration, suit or action arising out of or related to this Agreement is brought by any Party, the prevailing Party or Parties shall be entitled to recover the costs and fees (including without limitation reasonable attorneys' fees, the fees and costs of experts and consultants, copying, courier and telecommunication costs, and deposition costs and all other costs of discovery) incurred by such Party or Parties in such arbitration, suit or action, including without limitation any post-trial or appellate proceeding, or in the collection or enforcement of any judgment or award entered or made in such suit or action.

21.    Jurisdiction; Venue; Service.    The Parties each consent to the venue and jurisdiction of any state and federal court located in California. Each Party agrees that service of process may be made upon it wherever it can be located or by certified mail directed to its address for notices under this Agreement. This provision is permissive, not mandatory, and each Party reserves the right to bring any action, proceeding, or other matter arising directly or indirectly hereunder against the other Party wherever they might be found or might otherwise be subject to jurisdiction.

22.    Successors and Assigns.    This Agreement shall be binding upon and shall be to the benefit of the Parties and their respective successors and assigns; provided, however, that, except for assignments by the Customer to an affiliate, neither Party shall assign any of its rights or delegate or subcontract the performance of any of its duties under this Agreement without the prior written consent of the other Party; and any such assignment or subcontract without obtaining prior written consent shall be void.

23.    Counterparts; No Third-Party Beneficiary Rights.    This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one agreement binding on all Parties, notwithstanding that all Parties are not signatories to the same counterpart. No person not a party to this Agreement is an intended beneficiary of this Agreement, and no person not a party to this Agreement shall have any right to enforce any term of this Agreement.

24.    Miscellaneous.    The paragraph headings in this Agreement are included for convenience only; they do not give full notice of the terms of any portion of this Agreement and are not relevant to the interpretation of any provision of this Agreement. All schedules and exhibits referenced in and attached to this Agreement are by this reference incorporated into and made a part of this Agreement. Any provision of this Agreement that is deemed invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement.

25.    Limitation of Liability.    Neither Party shall be liable to the other Party, whether in contract, in tort (including negligence and strict liability), under any warranty or otherwise, for any special, indirect or consequential loss or damage of any nature whatsoever, including, without limitation, loss of use of equipment or power system, costs of capital, loss of profits or revenues or the loss of use thereof, cost of purchased or replacement power (including additional expenses incurred in using existing power facilities or claims of customers of Customer arising out of or related to this Agreement), and Supplier's total cumulative liability arising from, or with respect to, the Support Services performed hereunder or the Additional Services performed under any Task Order, whether based in contract or in tort (including negligence and strict liability), under any warranty or otherwise, shall not exceed the actual compensation paid to Supplier hereunder (with respect to Support Services) or under the applicable Task Order (with respect to Additional Services).

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

MIDWEST GENERATION, LLC		MIDWEST GENERATION EME, LLC
By:	/s/ FRED W. MCCLUSKEY Title: Vice President	By:	/s/ MARY ELLEN OLSON Title: Vice President

Attachments:

Exhibit A—Definition of Support Services
Exhibit B—Task Order Agreement

EXHIBIT A

DEFINITION OF SUPPORT SERVICES

        For purposes of this Agreement, the term "Support Services" shall mean construction and construction management, testing and commissioning, operations and maintenance management and supervision, technical services and training, environmental, health and safety services, administrative and IT support, and any other managerial or technical service required to operate and maintain electric power facilities.

EXHIBIT B

TASK ORDER AGREEMENT

Task Order Number:

Task Order Date:

Scope of Services:

Deliverables:
1.

2.

3.

Required Completion Date:

Compensation Method/Amount:
Total Authorized Cost Not-To-Exceed (if applicable):	$

We, the undersigned, execute this Task Order Agreement consisting of            pages, and annex same to our Services Agreement dated            , 2000. In the event of any conflict between this Task Order Agreement and the Services Agreement, the terms of this Task Order Agreement shall govern.

Midwest Generation LLC	Midwest Generation EME, LLC
Issued By:	Accepted By:

Name:	Name:

Title:	Title:

QuickLinks

SUPPORT SERVICES AGREEMENT
RECITALS
TERMS AND CONDITIONS
EXHIBIT A DEFINITION OF SUPPORT SERVICES
EXHIBIT B TASK ORDER AGREEMENT